CONFIDENTIAL TREATMENT REQUEST

[*] indicates information that has been omitted pursuant to a confidential treatment request and this information has been filed under separate cover with the Commission

LICENSE AGREEMENT

This Agreement is effective as of October 13, 2004 ("Effective Date") and is between Technology Innovations, LLC ("Licensor"), with a principal office at 150 Lucius Gordon Drive, Suite 215, West Henrietta, NY 14586, and OncoVista, Inc. ("Licensee"), with a principal office at Texas Research Park, 14785 Omicron Drive, Suite 104, San Antonio, TX 78245.

Licensor is the owner of (or the licensee with the right to sublicense) certain Patent Rights and Know-how (defined below) relating to one or more databases providing the numerical and other information to allow the computer-modeling of tubulin and tubulin-isotopes, which information will be useful to Licensee in developing proprietary compounds capable of selectively delivering therapeutic drugs to diseased cells. Licensee wishes to license certain information derived from the databases for use in the Field, and Licensor is willing to license the same to Licensee on the terms of this Agreement.

Licensee may also develop intellectual property useful in connection with medical diagnostics and devices relating to attacking the resonant frequency of tubulin to destroy or retard the replication of cells, including cancer cells. In such event, Licensee will license such technology back to Licensor on terms to be mutually agreed. In no event will royalties for any such rights exceed [*] percent ([*]%) of Net Sales, and the terms of any such licenses will be comparable to those in the other licenses which Licensee is entering into with Licensor on or about the Effective Date.

To induce Licensor to enter into this Agreement, Licensee has represented to Licensor that Licensee desires to obtain a license under the Licensed Property upon the terms and conditions hereinafter set forth and to commit itself to a thorough, vigorous and diligent program of exploiting the Licensed Property so that the Technology shall be commercially developed.

Therefore, in consideration of the premises and promises in this Agreement, the parties agree as follows:

1. Definitions.

1.1 **Affiliate** means any person or entity that controls, is controlled by, or is under common control with Licensee. For this purpose, "control" means (i) the possession of the power to direct or cause the direction of the management, affairs, or policies of such person or entity whether through ownership directly or indirectly of the stock entitled to vote, by positions on the board of directors, by contract, or otherwise; or (ii) ownership of fifty percent (50%) or more of the equity or other ownership interest of such person or entity, even if such ownership does not result in the power to direct or cause the direction of the management, affairs, or policies of such person or entity.

1.2 **Clinical IP** means (i) all pre-clinical and clinical protocols, studies, data and results and study-related forms, materials and reports (e.g., investigator brochures, informed

consent forms, data safety monitoring board related documents, patient recruitment related materials, biocompatibility studies, animal studies, safety studies, and chemistry, manufacturing and control data) used in or resulting from any pre-clinical or clinical study or trial and any audits of any pre-clinical or clinical study or trial of any Licensed Product or Licensed Process, and (ii) all INDs, NDAs, any unfiled applications, components or materials normally associated with an IND or NDA, regulatory filings or applications comparable to INDs or NDAs in any foreign jurisdictions, and other regulatory applications and approvals regarding any Licensed Product or Licensed Process.

1.3 **Confidential Information** means any information (including customer and price lists, marketing and distribution plans and activities), reports, documents and other materials (including schematics, specifications, diagrams, specimens, samples, prototypes, models, biological materials, and data regardless of how stored) disclosed or provided by one party ("Discloser") to the other party ("Receiver") during the Term which is of a trade secret, confidential, proprietary, or undisclosed nature or is identified as such by Discloser. The Know-how and the unpublished applications within the Patent Rights shall be deemed to be Confidential Information. All reports and financial statements provided to Licensor by Licensee, its Affiliates and Sublicensees and all records of Licensee, its Affiliates and Sublicensees inspected by Licensor or its agents shall be deemed to be Confidential Information of Licensee, no matter how disclosed or identified.

1.4 **Database** means the numerical and other information to allow computer-modeling of tubulin and tubulin-isotopes. Database includes any updates, enhancements, etc. made at any time to the Database.

1.5 **DB Information** means the numerical and other information gained through use of the Database to allow the computer-modeling of tubulin and tubulin-isotopes, which information will be useful to Licensee in the Field.

1.6 **FDA** means the United States Food and Drug Administration.

1.7 **Field** means any and all uses for the diagnosis, treatment, prevention and/or cure of any and all diseases, disorders and/or conditions in humans or in animals by compounds, biologics, pharmaceuticals, or other methods intended to selectively deliver therapeutic drugs. For the sake of clarity, the Field includes medical devices.

1.8 **Improvement** means any Invention of a party, any of its members, employees, consultants, or contractors, whether made solely, or jointly with another entity, and whether or not patentable, which is a development, enhancement, improvement, invention, modification, derivative or new use of a Licensed Product or Licensed Process (other than an invention or discovery by a third party), which Invention would (i) improve a Licensed Product's or a Licensed Process's performance, (ii) reduce production costs of a Licensed Product or a Licensed Process, (iii) increase the useful life of a Licensed Product or a Licensed Process, (iv) broaden a Licensed Product's or a Licensed Process's applicability, or (v) increase a Licensed Product's or a Licensed Process's marketability, and all intellectual property rights in the foregoing.

1.9 **IND** means IND means an Investigational New Drug Application and associated documents, components thereof, or corresponding applications and associated documents for devices or combination products, required to be filed with the FDA in order to obtain approval to commence human clinical trials of product in the United States.

1.10 **Invention** means any invention or discovery, whether or not reduced to practice, related to the Field.

1.11 **Know-how** means unpatented information, whether or not patentable, including all technical information, processes, procedures, formulae, compounds, devices, specifications, records, manufacturing information, trade secrets, materials, designs, drawings and data (including pre-clinical and clinical data and all information contained in any issued patent or patent application), whether in electronic, written or verbal form, useful or related to the Patent Rights, the DB Information or the Field known to Licensor.

1.12 **Licensed Process** means any process that (i) absent the licenses granted herein, would infringe one or more Valid Claims, or (ii) uses the DB Information or the Know-how.

1.13 **Licensed Property** means the DB Information, the Know-how, and the Patent Rights.

1.14 **Licensed Product** means any product or part thereof (i) whose manufacture, use, offer for sale, sale, or importation would, absent the license granted by Licensor to Licensee herein, infringe any Valid Claim included in any Patent Right or (ii) which is directly identified or discovered by use of the DB Information or the Know-how.

1.15 **NDA** means a New Drug Application and all associated documents, components thereof, or corresponding applications and associated documents for devices or combination products, required to be filed with the FDA in order to obtain approval to market a particular product in the United States.

1.16 **Net Sales** means[

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* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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1.17 **Patent Rights** means any and all of the following which, at any time during the Term, are owned by Licensor or to which Licensor has the right to grant licenses within the scope of the license granted in this Agreement: (i) U.S. Patents and U.S. patent applications set

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

forth on Exhibit A; (ii) patent applications filed anywhere in the world by Licensor to the extent directed to any Invention, including those Inventions disclosed in the U.S. Patents and patent applications set forth on Exhibit A; (iii) patent applications filed with respect to any Improvement; (iv) patents resulting from any of the foregoing; and (v) all patents and patent applications claiming priority to the patents or patent applications set forth in clauses (i) – (iv) above, including (a) any reissued and reexamined patents and all renewals and extensions thereof; (b) all applications for such patents, including any original, divisional, continuation, and continuation-in-part (to the extent the claims are specifically directed to the subject matter in the patent or patent application to which it claims priority); and (c) any corresponding patent, utility model, inventor certificate, registration or the like in any country of the world with respect to the foregoing pending before any national Patent Office and which have not been abandoned or expired. The parties expect to amend Exhibit A from time to time.

1.18 **Reporting Period** means the time after January 1st in any year until the end of February of such year.

1.19 **Royalty Reporting Period** means the period beginning on the first day of each calendar quarter and ending on the last day thereof.

1.20 **Sublicense** means any sublicense of, or other agreement permitting the commercial exploitation of, some or all of the rights granted to Licensee under this Agreement.

1.21 **Sublicensee** means any person or entity with whom Licensee enters into a Sublicense.

1.22 **Technology** means the DB Information, Licensed Products, and Licensed Processes.

1.23 **Term** means the term of this Agreement, which shall commence on the Effective Date and end on the expiration or abandonment of all issued patents and filed patent applications within the Patent Rights, unless earlier terminated in accordance with its terms.

1.24 **Valid Claim** means: (i) a claim of any issued and unexpired Patent Right, which has not been disclaimed, revoked or held unpatentable, invalid or unenforceable by a final decision of a court or other governmental agency of competent jurisdiction, which decisions is unappealable or unappealed within the time allowed for appeal, and which claim is otherwise enforceable, and (ii) a pending claim of any pending patent application which has been filed and continues to be prosecuted in good faith and is not abandoned or finally disallowed without the possibility of appeal or refiling; provided, however, that, with respect to any Licensed Product or Licensed Process, no pending claim which has not become an issued patent claim will continue to constitute a Valid Claim for more than five years following the first approved commercial sale of the first Licensed Product or commercialization of a Licensed Process which qualifies as a Licensed Product or Licensed Process solely as a result of such pending claim.

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

In this Agreement, including any Exhibit, any reference to "include" or "including" means "including but not limited to," and any reference to "and" means "and/or" unless the context clearly means otherwise.

2. <u>Grant of License; DB Information</u>.

2.1 <u>Grant</u>. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee accepts, the exclusive, world-wide, royalty-bearing, right and license to use the DB Information and to use and practice the Patent Rights, the Know-how, and any Improvements to develop, make, have made, use, sell, offer to sell, import, export, and lease Licensed Products in the Field and to perform Licensed Processes in the Field. Without limiting the foregoing, the rights granted to Licensee include the right to: (i) input, reformat, download, and store some or all of the DB Information in files and memory; copy some or all of the DB Information in on-line and off-line form; modify, compile, add to, and manipulate some or all of the DB Information; transmit and display some or all of the DB Information electronically or through other means; and to authorize others to do some or all of the foregoing, in connection with Licensee's efforts to develop and commercialize Licensed Products and Licensed Processes; (ii) access and use the DB Information; create on-line and off-line message responses, extracts, information reports, and printouts retrieved from or based on the DB Information; copy, reformat, analyze, print, and display such information and materials; and authorize others to do some or all of the foregoing, in connection with Licensee's efforts to develop and commercialize Licensed Products and Licensed Processes.

2.2 <u>Sublicenses</u>. Provided Licensee is not in breach of this Agreement, Licensee has the right to grant Sublicenses under the license granted pursuant to Section 2.1, but no such Sublicense will be inconsistent with the terms and conditions of this Agreement, and Licensee will be responsible for the operations and conduct of any Sublicensee as if such operations and conduct were carried out by Licensee itself, including the payment of any royalties provided for hereunder, regardless of whether the terms of any Sublicense provide for such amount to be paid by the Sublicensee directly to Licensor. Before entering into the first Sublicense with a Sublicensee, Licensor shall have the right to review and approve the form of such Sublicense, which approval shall not be unreasonably withheld or delayed. Licensor shall thereafter have the right to review and approve new forms of Sublicenses if such new forms materially vary the non-financial provisions of the form of Sublicense already approved by Licensor. Licensee will send Licensor a copy of all Sublicenses promptly upon their execution. Licensee may provide in any such Sublicense that it may continue according to its terms notwithstanding termination of the license granted in Section 2.1, provided the Sublicensee is not in breach of the Sublicense. Upon termination of such license right, Sublicensee shall owe its payment and other obligations to Licensor.

2.3 <u>Improvements</u>. Licensee will retain all rights to any Improvements developed by Licensee or any Sublicensee or anyone under their direction or control. Licensee will grant a royalty-free non-exclusive license to Licensor with respect to all Improvements. All Know-how and Patent Rights arising out of Improvements developed by or on behalf of Licensor will continue to be part of the rights licensed hereunder.

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

2.4 Retained Rights. Licensor retains the right to use the DB Information and to practice under the Patent Rights and use the Know-how for non-commercial research purposes in the Field. Licensor will inform Licensee if, as a result of federal funding or otherwise, the United States government or any other government or agency retains any rights to any Technology.

2.5 DB Information. Licensor shall deliver the DB Information (and any updates thereto made by Licensor or anyone under its direction or control from time to time) to Licensee in a CD or other mutually agreed format. The DB Information will be structured to make it reasonably accessible and usable by Licensee. The parties acknowledge that the DB Information will be provided to Licensee on behalf of Licensor by Pharma-Matrix, which is the owner and developer of the Database and has granted rights to Licensor sufficient for Licensor to grant the rights to Licensee herein. Licensee will pay an equitable amount for the provision of the DB Information, but it is understood that the amounts paid by Licensee for the value of the intellectual property in the DB Information are set forth in Section 3 and that the equitable amount to be determined is for the provision of the services necessary to perform the necessary calculations and extract the relevant DB Information from the Database and deliver it to Licensee pursuant to this Section 2.5. Licensor will also (i) establish and follow standard procedures for computer management of the Database, including backup measures, recovery procedures, file maintenance and expansion, change controls, problem resolution procedures, management and control of space use, performance reporting, and related security and administration; (ii) establish quality control and testing procedures; (iii) update the Database so it is kept current and complete at all times; and (iv) establish remedial response and error correction procedures.

2.6 No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon Licensee by implication, estoppel, or otherwise as to any Patent Rights or other intellectual property of Licensor or any other entity other than the DB Information, Patent Rights, and Know-how, regardless of whether such Patent Rights or other intellectual property shall be dominant or subordinate to any Patent Right. However, notwithstanding the foregoing, during the Term, Licensor shall not bring and shall not authorize or assist a third party to bring any action under any other intellectual property now or in the future owned or licensed by Licensor to block or prevent Licensee, any of its Affiliates or any Sublicensee from exercising those rights (but only those rights) granted by Licensor to Licensee under Sections 2.1, 2.2, and 2.5 of this Agreement. Licensor agrees to impose this covenant on any assignee of any of the Database, Patent Rights, or other applicable intellectual property.

3. Financial Terms.

3.1 Royalties. Licensee will pay Licensor a royalty of [*] percent ([*]%) on Licensee and any Affiliate's Net Sales.

3.2 Minimum Royalties. Licensee shall pay minimum royalties to Licensor at the rate of $[*] per year, beginning at the first Reporting Period after the Effective Date. Thereafter minimum royalties shall increase to $[*] at the second Reporting Period; to $[*] at the third Reporting Period; $[*] at the fourth Reporting Period; and continuing at $[*] per year at the fifth Reporting Period. All amounts paid pursuant to Section 3.2 may be used as a

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

credit against amounts due under Section 3.1, but only for [*] year after such amounts have been paid.

3.3 <u>Sublicense Royalties</u>. Licensee will also pay Licensor [*] percent ([*]%) of any and all payments and other consideration received from Sublicensees. Any non-monetary considerations shall be valued and paid at its fair market value.

3.4 <u>Milestone Payments</u>. Licensee will also pay milestone incentive payments to Licensor. In particular, Licensee will pay Licensor: (i) $[*] if a compound expected to result in a Licensed Product moves to the preclinical development stage; (ii) $[*] if Licensee files an IND and initiates Phase 1 studies for a Licensed Product; (iii) $[*] if Licensee initiates Phase 2 fast-track study with respect to a Licensed Product; (iv) $[*] if Licensee files an NDA; and (v) $[*] if Licensee receives FDA approval to sell any Licensed Product. Milestone payments will be made at the Royalty Reporting Period immediately following the applicable milestone.

3.5 [*] <u>Royalty</u>. In no event will more than [*] be due with respect to any unit of Licensed Product or with respect to consideration for any Licensed Process even if covered by more than [*]

3.6 <u>Payment Terms</u>. After the first commercial sale of any Technology, within sixty (60) days after March 31, June 30, September 30, and December 31 (i.e., after the end of each Royalty Reporting Period) of each year and within 60 days after termination or expiration of this Agreement for any reason, Licensee will pay Licensor the amounts due pursuant to this Section 3, based on Net Sales during such Royalty Reporting Period. All payments will be paid in United States dollars to Licensor at Licensor's address in the preamble of this Agreement, or at such other place as Licensor may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion will be required in connection with the payment of royalties hereunder, such conversion will be made by using the average monthly rate of exchange listed in *The Wall Street Journal* (or some other source agreed upon in writing by the parties for a country) for each respective month of the applicable Royalty Reporting Period to which such royalty payments relate.

3.7 <u>Royalty Term</u>. Licensee's obligation to pay royalties to Licensor will continue for each Licensed Product and Licensed Process, on a country-by-country basis, until the expiration of the last to expire Valid Claim, or any patent term extensions thereof, of the Patent Right relating to the same, as the case may be.

3.8 <u>Tax Withholding</u>. If Licensee is required to withhold any tax to the tax or revenue authorities in any country regarding any payment to Licensor due to the laws of such country, such amount will be deducted from the royalty or other payment to be made by Licensee. Licensee will so notify Licensor and promptly furnish Licensor with original receipts of any tax certificate or other documentation evidencing such withholding sufficient to allow Licensor to obtain the benefits of any such tax withholding. Licensee will use its best efforts to minimize any such withholding.

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

4. <u>Due Diligence; Development Process; Costs; and Clinical IP</u>.

4.1 <u>Diligence</u>. Licensee, directly or through its Affiliates or Sublicensees, will use commercially reasonable best efforts (which will not be less than those efforts expended by Licensee on other development projects) to develop and commercialize Licensed Products.

4.2 <u>Control of Development</u>. Subject to the terms of this Agreement, Licensee will have the sole and exclusive right to determine the methods in which Licensed Products will be researched, developed, tested, made, used, sublicensed, marketed, sold or offered for sublicense, including the selection of which processes or methods will be used and the applications or products which will be pursued. However, during each Reporting Period, Licensee will provide an annual research plan describing expected development activities and milestones to be achieved for the coming year, as well as a summary in reasonable detail of all activities undertake by Licensee related to this Agreement, including details of the research and development of the Licensed Property into commercial products and services.

4.3 <u>Background Material</u>. Licensor will make reasonable efforts to provide a copy to Licensee for its use in the development of Licensed Products any background or research material requested by Licensee which Licensor has in its possession at the time of such request relating to the Licensed Property. Such items may include Know-how, methods, documents, materials, tests, improvements, and Confidential Information. All such items which are not covered by the Patent Rights will be considered part of the DB Information and Know-how licensed hereunder. Further, such materials are provided on an "as-is where-is" basis, and Licensor makes no representation or warranty with respect to any such items.

4.4 <u>Costs</u>. Licensee will pay all costs and expenses incurred, and provide all personnel, facilities, and resources, in connection with the research, testing, development, marketing, sublicensing, and otherwise in connection with its exploitation of the Licensed Property under this Agreement.

4.5 <u>Reports</u>. During the Term and until the first commercial sale of each Licensed Product, Licensee will deliver to Licensor, within sixty (60) days after the end of each calendar year, a report summarizing the efforts of Licensee and its Affiliates and Sublicensees to develop and commercialize Licensed Products.

4.6 <u>Clinical IP</u>. Subject to any rights or restrictions imposed by applicable third parties, and to protections for Confidential Information herein, Licensee shall provide Licensor with a right to inspect, access and use the Clinical IP, provided that Licensor shall not use such Clinical IP in the Field so long as Licensee has its license rights under this Agreement (the "Right of Access"). Licensee shall also use commercially reasonable efforts, and shall reasonably cooperate with Licensor, to provide Licensor with such waivers, irrevocable cross reference letters, assignments, and/or other reasonable documentation as may be necessary or useful for Licensor's full exercise of any Right of Access to Clinical IP granted by Licensee to Licensor pursuant to this Section 4.6.

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

4.7 Evaluation of Efforts. If in its reasonable judgment Licensor believes that Licensee is not satisfying its diligence efforts or if Licensor similarly believes it does not have sufficient information to make such determination, it may request Licensee to inform it of the efforts License is undertaking to comply with its obligations hereunder. Within sixty (60) days from such request, Licensee will report its efforts to fulfill its obligations under this Section 4. If Licensor still believes that Licensee is not exercising sufficient efforts, it may then exercise all available remedies, including its rights under Section 13.1(ii). The foregoing is intended to provide Licensor with the means to reasonably exercise it rights hereunder and will not be used to place unreasonable reporting burdens on Licensee.

5. Reports and Records.

5.1 Product/Process/Sublicense Report. For each Royalty Reporting Period during the Term, Licensee will deliver reports showing the number, description, market, and aggregate sales of each Licensed Product sold by Licensee and any applicable Sublicensee. Such reports will also show any Sublicenses entered into. Licensee will make and deliver to Licensor true and accurate reports of the amount of royalties and other payments due hereunder from it and Sublicensees. If no royalties are due, Licensee will so report. The report due by March 1 will show an annual summary for the previous year. Licensee will also make a report showing the foregoing information within 60 days after the expiration or termination of this Agreement for any reason. Licensor may ask for more information regarding Licensee's activities in connection with the exercise of Licensee's rights hereunder, and Licensee will not unreasonably withhold or delay such information.

5.2 Books and Records. Licensee will keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Licensor under this Agreement and for the performance of Licensee's other obligations hereunder for a period of five (5) calendar years after the year in which such event, obligation, or sale occurred. Such books of account will be kept at Licensee's principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates.

5.3 Audit Request. At the request and expense of Licensor, Licensee will permit an independent, certified public accountant appointed by Licensor, and reasonably acceptable to Licensee, at reasonable times and upon reasonable notice to examine and make copies of those records and all other material documents for the purpose of verifying amounts and reports due from, and obligations to be performed by, Licensee under this Agreement. Results of any such examination will be made available to both parties. Should such inspection lead to the discovery of a discrepancy equal to the greater of [*] percent ([*]%) or $[*] to Licensor's detriment, Licensee will pay the full cost of such inspection and any underpayments due Licensor identified as a result of such audit.

5.4 Late Charge. All payments and fees set forth in this Agreement will, if overdue, be subject to a late charge until payment at a per annum rate of [*] percent ([*]%) above the prime rate of J.P. Morgan Chase Manhattan Bank, N.A., as reported by *The Wall Street Journal* in effect on the first day of the month after the delivery of the results of the examination pursuant

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

to Section 5.3. Payment of the late charge will not prevent Licensor from exercising any other rights it may have as a consequence of a late payment.

6. Patent Prosecution.

6.1 Patent Filing. Licensor will diligently prepare, apply for, seek prompt issuance of, and maintain during the Term the Patent Rights in the United States and in foreign countries as Licensor deems best, using patent counsel selected by Licensor. The preparation, prosecution, filing and maintenance of all patents and applications contained in the Patent Rights will be the primary responsibility of Licensor; provided, however, Licensee will have reasonable opportunity upon request to provide comments to Licensor with respect to the preparation, filing, and prosecution of the patents and patent applications contained in the Patent Rights and will cooperate with Licensor therein. In connection with the foregoing, Licensor will keep Licensee reasonably informed as to the status of matters described in this Section 6.1, including by providing Licensee upon request the opportunity to review and comment on any documents to be filed in any patent office and copies of any substantive documents that Licensor receives from such patent offices, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions. All information learned by Licensee pursuant to this Section 6.1 will be deemed Confidential Information of Licensor.

6.2 Patent Costs. Payment of all reasonable out-of-pocket legal fees and costs relating to the filing, prosecution, and maintenance of the Patent Rights incurred by Licensor up to 30 days after the termination or expiration of this Agreement for any reason will be the responsibility of Licensee; provided, however, that Licensee may elect not to pay any such costs, in which case the corresponding Patent Rights shall not be deemed part of the Patent Rights licensed to Licensee hereunder. For example, and not by limitation, Licensee may elect not to pay such costs on a country-by-country basis. Any amounts due from Licensee hereunder may be amortized and paid at Licensee's election in four approximately equal annual installments. For the sake of clarity, Licensee acknowledges that the reimbursable patent costs hereunder include such costs incurred before the Effective Date.

6.3 Publications. During the Term Licensor and its Affiliates and its and their employees will provide Licensee, in confidence, with an advance copy of any publication relating to the Technology not less than sixty (60) days before the submission to a journal or any other public disclosure. At the request of Licensee, Licensor will delay the publication for another period of thirty (30) days from the date the publication was originally provided to allow Licensee to request the filing of any relevant patent applications and for such additional time as necessary for the relevant applications to be filed. In addition, Licensor will remove (or will cause the removal of) any Confidential Information of Licensee from any applicable publication.

7. Infringement.

7.1 Notice. Each party will inform the other promptly in writing if the first party becomes aware of or suspects any alleged or threatened infringement of any of the Licensed Property by a third party.

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

7.2 Enforcement Action. In the event of any infringement of any Licensed Property, Licensee will have, after consultation with Licensor, the first option, but not the obligation, to bring any action for such infringement on behalf of itself and Licensor, and Licensor will cooperate with Licensee in such action, as reasonably requested by Licensee. Licensee will reimburse Licensor for out-of-pocket expenses incurred by Licensor in connection with such cooperation. If Licensee elects to bring any action, Licensee will bear the expenses of the action. Licensee will not settle or compromise any action without Licensor's consent, which will not be unreasonably withheld or delayed; however, Licensor will not be considered unreasonable if it withholds consent because it believes its rights would be materially and adversely affected. Recoveries or reimbursements from such action will first be applied to reimburse Licensee for its actual costs sustained in connection with such action. With respect to infringement actions adversely affecting the Technology, any remaining recoveries or reimbursements will be included in Licensee's Net Sales, and Licensor will be entitled to receive royalties on such amount as provided in Section 3. If Licensee declines to bring any such action, Licensee will promptly so notify Licensor (and in any event no later than 30 days after Licensee becomes aware of the possibility of such action), and Licensor may elect to proceed and will bear all expenses of the action, and will be entitled to retain all proceeds of such action. Furthermore, if, in the reasonable opinion of Licensor, after Licensee has been given the opportunity to conduct any action against any third party infringement of the Licensed Property, Licensee is not proceeding diligently in the prosecution of any infringement, Licensor may assume such responsibility and be entitled to all amounts received as the result of any award of damages resulting therefrom, except that Licensor will divide the first amounts recovered on a pro rata basis to reimburse Licensee and Licensor for their out-of-pocket expenses incurred in any such suit.

7.3 Declaratory Judgment Actions. If a declaratory judgment action is brought against Licensor or Licensee by a third party alleging invalidity, unenforceability, or non-infringement of any Patent Right, Licensor, at its option, shall have the right within twenty (20) days after commencement of such action to take over the sole defense of the action at its own expense. If Licensor does not exercise this right, Licensee may take over the sole defense of the action at Licensee's sole expense, subject to Sections 7.5 and 7.6.

7.4 Third party Infringement Actions. Licensor shall cooperate with Licensee in connection with Licensee's defense of third-party claims of infringement or misappropriation arising as a result of exercise of the Patent Rights. Licensee will reimburse Licensor for the reasonable out-of-pocket expenses incurred by Licensor in providing such assistance to Licensee. Licensor shall, at its own expense, have the right to join any such legal proceeding and to be represented in any legal proceeding by counsel chosen by Licensor All costs and expenses incurred by Licensee in such defense, and any and all damages and other sums payable by Licensee in connection therewith, shall be deducted from royalties payable by Licensee to Licensor Licensee shall have the right to settle any such claim, subject to Licensor's consent, which shall not be unreasonably withheld or delayed.

7.5 Offsets. Licensee may offset a total of [*] percent [*%] of any expenses incurred under Sections 7.2 and 7.3 against any payments due to Licensor under Section 3, provided that in no event shall such payments under Section 3, when aggregated with any other

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

offsets and credits allowed under this Agreement, be reduced by more than [*] percent ([*]%) in any Royalty Reporting Period.

7.6 Recovery. Any recovery obtained in an action brought by Licensee under Sections 7.2 or 7.3 shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty or other payments withheld from Licensor as described in Section 7.5), (ii) as to ordinary damages, Licensee shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court shall have applied, and Licensee shall pay to Licensor based upon such amount a reasonable approximation of the royalties and other amounts that Licensee would have paid to Licensor if Licensee had sold the infringing products, processes and services rather than the infringer, and (iii) as to special or punitive damages, the parties shall share equally in any award.

7.7 Cooperation. Each party agrees to cooperate in any action under this Section 7 which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

7.8 Right to Sublicense. So long as Licensee remains the exclusive licensee of the Patent Rights, Licensee shall have the sole right to sublicense any alleged infringer for future use of the Patent Rights in accordance with the terms and conditions of this Agreement relating to sublicenses.

8. No Warranty.

NO WARRANTY. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR, ITS DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATION AND EXTEND NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING A WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS, KNOW-HOW, OR VALID CLAIMS, ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS A REPRESENTATION OR WARRANTY THAT THE EXERCISE BY LICENSEE OF ITS RIGHTS, INCLUDING THOSE WITH RESPECT TO THE LICENSED PROPERTY, WILL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHT(S) OF ANY THIRD PARTY. IN NO EVENT WILL LICENSOR, ITS DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE, PERSONAL INJURY, PROPERTY DAMAGE, AND LOST PROFITS, REGARDLESS OF WHETHER LICENSOR KNEW, HAD REASON TO KNOW, OR WAS ADVISED OF SUCH POSSIBILITY. LICENSOR'S MAXIMUM LIABILITY TO LICENSEE FOR ANY ALLEGED LOSS WILL NOT EXCEED THE SUM OF ALL FEES AND PAYMENTS RECEIVED BY LICENSOR FROM LICENSEE PURSUANT TO THIS AGREEMENT FOR THE SIX (6) MONTHS BEFORE THE

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

ALLEGED LOSS, AND FOR SUCH PURPOSES ONLY ONE SIX-MONTH PERIOD WILL EVER APPLY AND ALL LOSSES WILL BE AGGREGATED.

9. <u>Indemnification; Insurance</u>.

9.1 <u>Indemnification</u>. Licensee shall indemnify, defend, and hold harmless Licensor and its officers, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys' fees and expenses, whether incurred as the result of a third party claim or a claim to enforce this provision) incurred by or imposed upon any of the Indemnitees in connection with any third-party claims, suits, actions, demands or judgments arising out of any theory of liability (including actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process, or service that is made, used, sold, imported, or performed pursuant to any right or license granted under this Agreement, except to the extent that the damages claimed arise out of a breach by Licensor of any of its representations, warranties or covenants under this Agreement.

9.2 <u>Procedure</u>. The Indemnitees shall provide Licensee with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. Licensee, at its own expense, shall provide attorneys reasonably acceptable to Licensor to defend against any such claim. The Indemnitees shall cooperate fully with Licensee in such defense and will permit Licensee to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Licensee, if representation of such Indemnitee by the counsel retained by Licensee would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. Licensee shall keep Licensor informed of the progress in the defense and disposition of such claim and consult with Licensor with regard to any proposed settlement.

9.3 <u>Insurance</u>. Licensee shall maintain in full force and effect during the time any of the Technology is commercially exploited or provided by Licensee or any Affiliate or Sublicensee, commercial general liability insurance with a commercial insurance carrier, which policy shall have individual and aggregate limits appropriate to the conduct of Licensee's business and covering the marketing, sale and distribution of Licensed Products and Licensed Processes. Such insurance (i) shall be issued by an insurer licensed to practice in the State of New York and the State(s) in which Licensee undertakes activities in connection with the exercise of its rights under this Agreement, or an insurer pre-approved by Licensor, such approval not to be unreasonably withheld, (ii) shall list Licensor as an additional insured thereunder, (iii) shall be endorsed to include product liability coverage, and (iv) shall require thirty (30) days' written notice to be given to Licensor prior to any cancellation or material change thereof. In the alternative, Licensee may self-insure subject to prior approval of Licensor. Licensee shall, upon request, provide Licensor with Certificates of Insurance and the underlying policy(ies) evidencing compliance with this Section 9.3. Licensee shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which Licensee or any Affiliate or Sublicensee continues (i) to make, use,

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

or sell a product that was a Licensed Product under this Agreement or (ii) to perform a service that was a Licensed Process under this Agreement, and thereafter for a period of five (5) years.

10. Confidentiality.

10.1 Confidential Information. During and for five years after the Term, Receiver will use commercially reasonable efforts, but no less than the protection given to its own confidential information, to maintain in confidence all Confidential Information. Receiver will not use, disclose or grant the use of the Confidential Information to any one except to those individuals who reasonably need to know such Information for Receiver to perform its obligations or otherwise conduct its activities hereunder. Receiver may also disclose Confidential Information to its legal and financial advisors. Receiver will notify Discloser promptly if it knows of or suspects any unauthorized use or disclosure of the Confidential Information.

10.2 Permitted Disclosures. The confidentiality obligations contained in Section 10.1 will not apply to the extent that (a) Receiver is required (i) to disclose Confidential Information by law, order or regulation of a governmental agency or a court of competent jurisdiction, or (ii) to disclose Confidential Information to any governmental agency for purposes of obtaining approval to test or market any Licensed Product or Licensed Process, provided in such case that Receiver will provide written notice thereof to Discloser and reasonable opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) Receiver can demonstrate that the disclosed Confidential Information (i) was public knowledge at the time of such disclosure to Receiver, or thereafter became public knowledge, other than as a result of Receiver's actions in violation hereof; (ii) was rightfully known by or in the possession of Receiver prior to the date of disclosure by Discloser; (iii) was independently discovered by Receiver without reliance on the Confidential Information; or (iv) was disclosed to Receiver on an unrestricted basis from a source not known to be under a duty of confidentiality to Discloser.

10.3 Publicity. Except as otherwise provided in Section 10.2, Licensor and Licensee will not disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party. Notwithstanding the foregoing, not later than thirty (30) days after execution of this Agreement, Licensee and Licensor will agree in writing upon the substance of information that can be used to describe the terms of this transaction, and Licensee or Licensor may disclose such information, as modified by mutual agreement from time to time, without the other party's later consent.

11. Use of Name.

Neither party may at any time use the name or variant thereof of the other party or any of its Affiliates or employees without the prior written consent of the other party, which consent will not be unreasonably delayed or withheld. If requested by Licensor, Licensee will give credit to Licensor for any Technology developed by specifying in a way reasonably acceptable to Licensor that the Technology arose out of research performed at or by Licensor. Notwithstanding the foregoing, Licensee may state that the Licensed Property is licensed from Licensor.

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

12. Non-Compete.

Licensor acknowledges that Licensee will be making a significant investment and effort to develop and commercialize Licensed Products and Licensed Processes. Therefore, during the Term Licensor shall not, either as principal, agent, consultant, stockholder, officer, director, or in any other capacity, anywhere in the world directly or indirectly lend resources to, make an equity contribution to, or enter into an arrangement to assist any competitor of Licensee in connection with Licensee's efforts in the Field unless Licensee rejects in writing a bona fide, good faith offer to produce (or cause the production of) commercially reasonable quantities of Licensed Products after they have been approved by the FDA for sale. Furthermore, Licensor shall similarly not induce or attempt to influence any person who is a licensor or supplier to, or a licensee or customer of, Licensee to transact business with a competitor of Licensee or to terminate or reduce the volume of its business with Licensee or to place elsewhere any portion of its business which could be served by Licensee. The obligations under this Section 12 shall continue for a period of [*] following expiration or termination of this Agreement for any reason, whether such termination is voluntary or involuntary or with or without cause by any party. With respect to any person(s) who are or become employed directly or indirectly by Licensor, e.g., as an employee, consultant, etc., the obligations under this Section 12 shall continue during any period that such person is so employed by Licensor or has access to or possession of any of Licensee's Confidential Information, and for a period of [*] thereafter.

13. Termination.

13.1 Termination by Licensor. Licensor may terminate this Agreement and the rights granted hereunder upon the happening of any of the following events:

(i) Licensee fails to pay or cause to be paid any royalty or other payment which has become due to Licensor under this Agreement within thirty (30) days after receiving a written request from Licensor;

(ii) Licensee has materially breached or defaulted under any other provision of this Agreement and has not cured such breach or default within ninety (90) days after written notice from Licensor to Licensee specifying the nature of such breach or default in reasonable detail;

(iii) Licensee generally ceases to conduct its business as it has generally conducted such business; or

(iv) a bankruptcy petition is filed by or against Licensee, Licensee enters into creditor's arrangement or comparable proceeding, or a receiver is appointed for substantially all of the assets or business of Licensee, and such petition, proceeding, or appointment is not dismissed or vacated within ninety (90) days from the date of such filing, proceeding, or appointment.

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

13.2 Termination by Licensee. Licensee may terminate this Agreement and the license rights granted hereunder upon the happening of any of the following events:

(i) without cause on thirty (30) days' written notice to Licensor. In such event Licensee will remain liable for all payments due Licensor before the end of the 30-day notice period; or

(ii) Licensor has materially breached or defaulted under any provision of this Agreement and has not cured such breach or default within 90 days after written notice from Licensee to Licensor specifying the nature of such breach or default in reasonable detail.

13.3 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensor to Licensee are, for all purposes of Section 365(n) of Title 11 of the United States Code ("Title 11"), licenses of rights to "intellectual property" as defined in Title 11. During the Term Licensor shall create and maintain current copies to the extent practicable of all such intellectual property. If a bankruptcy proceeding is commenced by or against Licensor under Title 11, Licensee shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of Licensee, shall be promptly delivered to it (a) upon Licensee's written request following the commencement of such bankruptcy proceeding, unless Licensor, or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (b) if not delivered as provided under clause (a) above, upon Licensee's request following the rejection of this Agreement by or on behalf of Licensor. If Licensee has taken possession of all applicable embodiments of the intellectual property of Licensor pursuant to this Section 13.3 and the trustee in bankruptcy of Licensor does not reject this Agreement, Licensee shall return such embodiments upon request. If Licensor seeks or involuntarily is placed under Title 11 and the trustee rejects this Agreement as contemplated under 11 U.S.C. 365(n)(1), Licensee hereby elects, pursuant to Section 365(n) to retain all rights granted to Licensee under this Agreement to the extent permitted by law.

13.4 Effect of Termination. Upon the termination or expiration of this Agreement for any reason, nothing herein will be construed to release either party from any obligation that matured prior to the effective date of such termination. Sections 1, 3.6, 4.4, 5, and 9 through 16 will survive any such termination or expiration. Licensee and any Sublicensee may, however, after the effective date of such termination or expiration, sell all Licensed Products then in existence, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided Licensee will make the payments and deliver the reports to Licensor as required by this Agreement.

13.4 Return of Information. Upon the termination or expiration of this Agreement, License will return all information (including Confidential Information) and other material supplied to Licensee by Licensor, including all copies thereof in whole or in part made by or on behalf of Licensee, except that Licensee may keep one archival copy of such materials. In addition, Licensee will provide Licensor with a copy of all know-how arising out of any Improvements made by or on behalf of Licensee.

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

13.5 Effect of Termination on Sublicenses. Upon termination of this Agreement for any reason, all Sublicenses will be assigned to Licensor.

14. Notices.

Any notices required or permitted to be given under this Agreement will be sufficient if in writing, and if personally delivered; sent by certified mail, return receipt requested; facsimile transmission (receipt verified); express courier service (signature required); or prepaid first class mail. Notices will be effective upon receipt. Notices will be sent to the addresses of the parties specified below or to such other address as changed by notice.

Licensor's address for notice:

Technology Innovations, LLC
150 Lucius Gordon Drive
Suite 215
West Henrietta, NY 14586
Tel. No.: (585) 214-2432
Fax No.: (585) 424-6538

Licensee's address for notice:

OncoVista, Inc.
Texas Research Park
14785 Omicron Drive
Suite 104
San Antonio, TX 78245
Tel. No.: (210) 677-6000
Fax No.: (210) 677-6001

15. General Compliance With Laws.

15.1 Compliance with Laws. Licensee shall comply with all local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of any Licensed Products or Processes.

15.2 Export Control. Licensee and its Affiliates and Sublicensees shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Licensee hereby gives written assurance that it will comply with, and will cause its Affiliates and Sublicensees to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold Licensor harmless (in accordance with Section 9.2) for the consequences of any such violation.

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

15.3 Marking of Products. To the extent commercially feasible and consistent with prevailing business practices, Licensee shall mark, and shall cause its Affiliates and Sublicensees to mark, all Licensed Products that are manufactured or sold under this Agreement with the number of each applicable issued patent under the Patent Rights that applies to such Licensed Products.

15.4 Regulatory Compliance. Without limiting the generality of this Section 15, Licensee will be responsible for the preparation and submission of all applications relating to any required regulatory approval of any Licensed Product or Licensed Process, whether by the FDA or other regulatory body. Further, Licensee will strictly comply with all laws, rules, regulations, and orders in connection with its activities related to this Agreement, including export laws.

16. Miscellaneous.

16.1 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter. It may not be changed orally but only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement is binding upon the parties, their representatives, successors, and permitted assigns.

16.2 Binding Effect. This Agreement will be binding upon and inure to the benefit of the successors and assigns of parties. No party may assign its rights or obligations hereunder without the consent of the other party, such consent not to be unreasonably withheld. Licensee's responsibilities under this Agreement will not be extinguished or diminished by virtue of any such assignment.

16.3 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws thereof. No provision of this Agreement will be applied or construed in a manner inconsistent with applicable federal laws and regulations. Any legal actions commenced to enforce any rights or obligations hereunder will be venued in the County of Monroe, State of New York, and the parties consent to the irrevocable exclusive jurisdiction of the state and federal courts within such county. This Section 16.4 will be included in all Sublicenses.

16.4 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

*** Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.**

IN WITNESS WHEREOF, the parties hereto have executed this Agreement through their duly authorized representative as of the Effective Date.

TECHNOLOGY INNOVATIONS, LLC Licensor

BY: ______________________

ITS: Pres. & CEO

ONCOVISTA, INC. Licensee

BY: ______________________

ITS: ______________________

*** Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.**

IN WITNESS WHEREOF, the parties hereto have executed this Agreement through their duly authorized representative as of the Effective Date.

TECHNOLOGY INNOVATIONS, LLC Licensor

BY: ______________________

ITS: ______________________

ONCOVISTA, INC. Licensee

BY: Alexander L. Weis

ITS: Alexander L. Weis, Ph.D. President/CEO

*** Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.**

EXHIBIT A

Patent Rights

[*]

[*].

* Portions of this exhibit have been omitted and filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.